                                                                      EXHIBIT 16


                                             November 18, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Showboat Marina Casino Partnership
(SMCP) and Showboat Marina Finance Corporation (SMFC) and, under the date of February 2, 1998, we reported on the consolidated financial statements of Showboat Marina Casino Partnership and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital, and cash flows for the year ended December 31, 1997, and for the period from March 29, 1996 (commencement of development) through December 31, 1996, the related statements of cash flows of Showboat Marina Partnership (Predecessor) for the period from January 1, 1996 through March 28, 1996 and the year ended December 31, 1995. On November 18, 1998, our appointment as principal accountants was terminated. We have read Showboat Marina Casino Partnership's and Showboat Marina Finance Corporation's statements included under Item 4 of its Form 8-K dated November 18, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with the Companies' stated reasons for changing principal accountants or that the general partners of SMCP and the Board of Directors of SMFC participated in and approved the decision to change independent accountants. Further, we are not in a position to agree or disagree with the information contained in Item 4(b) entitled New Independent Accountants.

                                             Very truly yours,

                                             /s/ KPMG Peat Marwick LLP